FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

•	Net Income of $0.86 Per Share

•	Net New Orders Increased 7% to 6,792 Homes

•	Value of Net New Orders Increased 7% to $2.9 Billion

•	Home Sale Revenues of $2.4 Billion

•	Homebuilding Gross Margin of 23.1% and Operating Margin of 12.3%

•	Backlog of 11,793 Homes Valued at $5.1 Billion

•	Company Retired $274 Million of Senior Notes and Repurchased $83 Million of Stock During the Quarter

ATLANTA - July 23, 2019 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2019. For the quarter, the Company’s reported net income was $241 million, or $0.86 per share. Prior year reported net income for the second quarter was $324 million, or $1.12 per share, which included $38 million of pretax benefit associated with insurance adjustments, $26 million of pretax land sale gains, and $17 million of net tax benefits. Adjusted net income for the prior year period was $259 million, or $0.89 per share.

“PulteGroup’s second quarter results demonstrate our ongoing success in running a highly profitable, high returning business, with a clearly articulated approach to capital allocation,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “Consistent with our stated objectives, our continued strong operating performance allowed us to invest over $850 million in total land spend in the quarter, while also using almost $400 million of available cash for dividends, share repurchases and debt reduction.”

“As reflected in our results, consumer activity remains high as homebuyers are returning to the market following a period of softer demand in the back half of 2018,” added Mr. Marshall. “Given the low interest rate environment, in combination with supportive economic, employment and demographic trends, we are optimistic about housing demand as we advance through the remainder of 2019.”
Second Quarter Results

Home sale revenues for the second quarter decreased 2% from the prior year to $2.4 billion. Lower revenues for the quarter reflect a 1% increase in average sales price to $430,000, offset by a 3% decrease in closings to 5,589 homes.

Gross margin for the second quarter was 23.1%, compared with 24.0% in the second quarter of 2018. SG&A expense for the quarter was $259 million, or 10.8% of home sale revenues. Prior year reported SG&A expense was $226 million, or 9.2% of home sale revenues, inclusive of the $38 million benefit relating to insurance adjustments recorded in the period. Adjusted SG&A expense for the prior year period was $264 million, or 10.8% of home sale revenues.

In the second quarter, the Company recorded land sales gains of $1.4 million compared with prior year gains of $27.3 million. Second quarter 2018 land sale gains included $26 million relating to the sale of two large land parcels completed in the period.

Net new orders for the second quarter increased 7% from the prior year to 6,792 homes. The dollar value of net new orders also increased 7% over the prior year to $2.9 billion. For the quarter, the Company operated out of 877 communities.

Unit backlog at the end of the quarter was 11,793 homes, which is comparable with prior year backlog of 11,845 homes. The average sales price of homes in backlog was $433,000, which is down 1% from last year’s average sales price in backlog of $439,000. The total value of homes in backlog was $5.1 billion.

Second quarter pretax income for the Company's financial services operations increased 21% over the prior year to $25 million. Financial services benefitted from higher closing volumes, as mortgage capture rate increased to 81% from 76% in the prior year, as well as higher net margins on mortgage originations.

For the quarter, the Company reported $80 million of income tax expense, representing an effective tax rate of 24.9%. Second quarter tax expense in the prior year was $85 million, or an effective tax rate of 20.8%, which included the net benefit of $17 million of tax adjustments recorded in the period. The adjusted tax rate for the prior year period was 25.0%.

During the quarter, PulteGroup repurchased 2.6 million of common shares for $83 million, or an average price of $31.82 per share. In the second quarter, the Company also used available cash to retire $274 million of its 4.250% Senior Notes due 2021. The Company incurred a pretax charge of $4.8 million in the quarter associated with the early redemption of these notes.

A conference call discussing PulteGroup's second quarter 2019 results is scheduled for Tuesday, July 23, 2019, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any impairment charge and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Homebuilding
Home sale revenues	$2,403,559	$2,450,054	$4,353,415	$4,361,652
Land sale and other revenues	29,469	66,904	32,445	79,461
	2,433,028	2,516,958	4,385,860	4,441,113
Financial Services	55,957	52,764	99,819	98,702
Total revenues	2,488,985	2,569,722	4,485,679	4,539,815

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,848,155)	(1,862,133)	(3,340,946)	(3,322,073)
Land sale cost of revenues	(26,214)	(38,183)	(28,265)	(49,731)
	(1,874,369)	(1,900,316)	(3,369,211)	(3,371,804)

Financial Services expenses	(30,901)	(32,224)	(62,350)	(64,436)
Selling, general, and administrative expenses	(259,440)	(226,056)	(512,166)	(466,950)
Other expense, net	(3,499)	(1,956)	(4,473)	(3,263)
Income before income taxes	320,776	409,170	537,479	633,362
Income tax expense	(79,735)	(85,081)	(129,681)	(138,521)
Net income	$241,041	$324,089	$407,798	$494,841

Per share:
Basic earnings	$0.86	$1.12	$1.46	$1.72
Diluted earnings	$0.86	$1.12	$1.45	$1.71
Cash dividends declared	$0.11	$0.09	$0.22	$0.18

Number of shares used in calculation:
Basic	276,652	285,276	277,142	285,976
Effect of dilutive securities	932	1,378	967	1,088
Diluted	277,584	286,654	278,109	287,064

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2019	December 31, 2018

ASSETS

Cash and equivalents	$631,309	$1,110,088
Restricted cash	27,965	23,612
Total cash, cash equivalents, and restricted cash	659,274	1,133,700
House and land inventory	7,802,492	7,253,353
Land held for sale	38,218	36,849
Residential mortgage loans available-for-sale	343,732	461,354
Investments in unconsolidated entities	58,246	54,590
Other assets	837,279	830,359
Intangible assets	132,192	127,192
Deferred tax assets, net	224,104	275,579
	$10,095,537	$10,172,976

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$380,363	$352,029
Customer deposits	334,484	254,624
Accrued and other liabilities	1,308,459	1,360,483
Income tax liabilities	27,913	11,580
Financial Services debt	234,186	348,412
Notes payable	2,740,325	3,028,066
	5,025,730	5,355,194
Shareholders' equity	5,069,807	4,817,782
	$10,095,537	$10,172,976

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$407,798	$494,841
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	51,458	126,991
Land-related charges	6,810	5,841
Depreciation and amortization	26,497	24,161
Share-based compensation expense	17,304	16,162
Other, net	2,664	(2,803)
Increase (decrease) in cash due to:
Inventories	(399,520)	(281,362)
Residential mortgage loans available-for-sale	116,974	199,623
Other assets	31,593	15,822
Accounts payable, accrued and other liabilities	44,132	(51,694)
Net cash provided by (used in) operating activities	305,710	547,582
Cash flows from investing activities:
Capital expenditures	(29,575)	(33,059)
Investments in unconsolidated entities	(4,664)	(1,000)
Business acquisition	(163,724)	—
Other investing activities, net	4,592	6,915
Net cash provided by (used in) investing activities	(193,371)	(27,144)
Cash flows from financing activities:
Repayments of notes payable	(297,303)	(82,432)
Borrowings under revolving credit facility	—	1,566,000
Repayments under revolving credit facility	—	(1,566,000)
Financial Services borrowings (repayments)	(114,226)	(173,761)
Debt issuance costs	—	(8,090)
Stock option exercises	5,208	4,467
Share repurchases	(118,824)	(112,491)
Dividends paid	(61,620)	(52,384)
Net cash provided by (used in) financing activities	(586,765)	(424,691)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(474,426)	95,747
Cash, cash equivalents, and restricted cash at beginning of period	1,133,700	306,168
Cash, cash equivalents, and restricted cash at end of period	$659,274	$401,915

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$5,560	$(387)
Income taxes paid (refunded), net	$12,618	$77,077

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
HOMEBUILDING:
Home sale revenues	$2,403,559	$2,450,054	$4,353,415	$4,361,652
Land sale and other revenues	29,469	66,904	32,445	79,461
Total Homebuilding revenues	2,433,028	2,516,958	4,385,860	4,441,113

Home sale cost of revenues	(1,848,155)	(1,862,133)	(3,340,946)	(3,322,073)
Land sale cost of revenues	(26,214)	(38,183)	(28,265)	(49,731)
Selling, general, and administrative expenses ("SG&A")	(259,440)	(226,056)	(512,166)	(466,950)
Other expense, net	(3,521)	(2,133)	(4,490)	(3,548)
Income before income taxes	$295,698	$388,453	$499,993	$598,811

FINANCIAL SERVICES:
Income before income taxes	$25,078	$20,717	$37,486	$34,551

CONSOLIDATED:
Income before income taxes	$320,776	$409,170	$537,479	$633,362

OPERATING METRICS:
Gross margin % (a)(b)	23.1%	24.0%	23.3%	23.8%
SG&A % (a)	(10.8)%	(9.2)%	(11.8)%	(10.7)%
Operating margin % (a)	12.3%	14.8%	11.5%	13.1%

(a)	As a percentage of home sale revenues

(b)	Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Home sale revenues	$2,403,559	$2,450,054	$4,353,415	$4,361,652

Closings - units
Northeast	349	401	568	652
Southeast	951	1,072	1,848	1,996
Florida	1,252	1,134	2,260	2,021
Midwest	822	872	1,548	1,639
Texas	1,119	1,096	1,968	1,905
West	1,096	1,166	2,032	2,154
	5,589	5,741	10,224	10,367
Average selling price	$430	$427	$426	$421

Net new orders - units
Northeast	455	450	816	898
Southeast	1,214	1,093	2,287	2,352
Florida	1,460	1,347	2,806	2,791
Midwest	975	1,055	1,999	2,157
Texas	1,323	1,183	2,689	2,506
West	1,365	1,213	2,658	2,512
	6,792	6,341	13,255	13,216
Net new orders - dollars	$2,890,709	$2,694,271	$5,626,561	$5,587,823

Unit backlog
Northeast			718	758
Southeast			2,049	2,072
Florida			2,435	2,448
Midwest			1,853	2,005
Texas			2,213	2,027
West			2,525	2,535
			11,793	11,845
Dollars in backlog			$5,109,293	$5,205,234

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
MORTGAGE ORIGINATIONS:
Origination volume	3,720	3,635	6,718	6,627
Origination principal	$1,161,906	$1,122,017	$2,076,617	$2,031,817
Capture rate	81.0%	75.8%	80.4%	76.6%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Interest in inventory, beginning of period	$235,313	$240,013	$227,495	$226,611
Interest capitalized	41,650	43,771	84,031	87,731
Interest expensed	(42,254)	(40,157)	(76,817)	(70,715)
Interest in inventory, end of period	$234,709	$243,627	$234,709	$243,627

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including: adjustments to selling, general, and administrative expenses ("SG&A"); income tax expense; net income; and diluted earnings per share ("EPS"). These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

Reconciliation of Adjusted Net Income and Adjusted EPS

		Three Months Ended
	Results of Operations Classification	June 30,
		2019	2018

Net income, as reported		$241,041	$324,089
Adjustments to income before income taxes:
Land sale gains	Land sale revenues / cost of revenues	—	(26,402)
Insurance adjustments	SG&A	—	(37,890)
Income tax effect of the above items	Income tax expense	—	16,086
Net tax benefits	Income tax expense	—	(17,276)
Adjusted net income		$241,041	$258,607

EPS (diluted), as reported		$0.86	$1.12
Adjusted EPS (diluted)		$0.86	$0.89

Other Reconciliations

	Three Months Ended
	June 30,
	2019		2018

Home sale revenues	$2,403,559		$2,450,054

Gross margin (a)	$555,404	23.1%	$587,921	24.0%

SG&A, as reported	$259,440	10.8%	$226,056	9.2%
Adjustments:
Insurance adjustments	—	—%	37,890	1.5%
Adjusted SG&A	$259,440	10.8%	$263,946	10.8%

Operating margin, as reported (b)		12.3%		14.8%
Adjusted operating margin (c)		12.3%		13.2%

(a) Gross margin represents home sale revenues minus home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A